Exhibit 99.1

PRESS RELEASE

04/24/13

Carlisle Companies Reports $0.85 Earnings Per Share from Continuing Operations for the First Quarter 2013, Including Tax Benefit

CHARLOTTE, NORTH CAROLINA, April 24, 2013 - Carlisle Companies Incorporated (NYSE:CSL) reported $857.0 million in net sales from continuing operations for the first quarter of 2013, a decrease of 3.6% versus the prior year.  Acquisitions in the Carlisle Interconnect Technologies and Carlisle Construction Materials segments contributed 3.3% to sales in the first quarter.  Organic sales declined by 6.8% versus the prior year, reflecting lower demand primarily at Carlisle Brake & Friction. The decline was partially offset by organic growth at Carlisle Interconnect Technologies.

Income from continuing operations was $55.3 million, or $0.85 per diluted share, in the first quarter 2013, a 7.8% decline from income of $60.0 million, or $0.94 per diluted share, in the first quarter 2012, primarily due to lower sales volume and resulting lower manufacturing cost absorption as compared to higher demand experienced in the first quarter of 2012.  Partially offsetting these negative impacts was a tax benefit of $13.0 million, or $0.20 per diluted share, from the release of a deferred tax liability due to an increase in the tax basis of an international operation.

All financial and percentage comparisons are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We knew the comparison of last year’s results with our 2013 first quarter performance was going to be challenging.  As you may recall, in the first quarter of 2012 we achieved 28% sales growth with nearly all of our markets experiencing solid growth in demand.  For the first quarter of 2013, our sales were challenged by the significant decline in the global off-highway equipment market, as compared to a strong first quarter last year, as well as weather related headwinds in some of our key markets.  Lower sales and production volumes had a negative impact on EBIT (earnings before interest and taxes), which declined by 27% during the first quarter of 2013.  Despite the challenges experienced in the first quarter, we remain optimistic that we will achieve overall sales growth and earnings improvement in 2013.

“Significantly impacting our sales and earnings results for the first quarter of 2013 was the 28% sales decline at Carlisle Brake & Friction (CBF).  While EBIT for this segment was down 54%, CBF maintained a favorable margin of 12.1%.  As anticipated, demand in the construction and mining markets for off-highway equipment continued to be impacted by inventory overcapacity at global OEMs.  We expect demand from these markets to remain at current levels through the remainder of 2013 until the OEMs work through their inventory and demand strengthens in our key global industrial markets.

“First quarter sales at Carlisle Construction Materials (CCM) were down 4.0% compared to the prior year and EBIT declined 15%.  Harsher than normal weather conditions negatively impacted first quarter results, especially when compared to the first quarter of 2012, which benefited from unseasonably warm and dry weather. We anticipate sales and EBIT will improve in upcoming quarters attributable to re-roofing demand from a wet winter season and improving economic conditions in the non-residential construction market, recovering some of the weather-related shortfalls we experienced in the first quarter.

“Sales at our Carlisle Transportation Products segment (CTP) were down by 5.3% and EBIT declined 31%. Sales were lower in part due to unfavorable weather conditions that resulted in excess channel inventory in the outdoor power equipment market.  CTP was diligent in managing its production in response to this softness and reduced inventory by 15% from the start of the year.

“Sales at our Carlisle Interconnect Technologies segment (CIT) grew by 28% and EBIT grew by 10%. CIT’s organic sales growth in the first quarter was 4.6%.  Sales in the aerospace market were negatively impacted by production ramp-up delays attributable to the Boeing 787 battery issue.  Our sales volume and EBIT margin improved throughout the quarter and we remain positive regarding the growth prospects for this segment.  The integration of the Thermax acquisition is on schedule and adds further diversification into the industrial applications market.

“Carlisle Foodservice Products (CFS) was impacted by softness in the foodservice market.  We also incurred carryover expense related to the restructurings conducted in 2012.  We are, however, seeing the anticipated savings from last year’s restructuring activities and expect margins to improve in this segment over the course of the year.

Roberts concluded by stating, “As stated before, our first quarter 2013 results were a difficult comparison to the record first quarter results we achieved in 2012.  That being said, we expect strengthening sales, primarily in our construction materials and interconnect businesses, and overall earnings improvement in subsequent quarters.  We are planning for total sales growth in 2013 to be in the mid-single digit percentage rate accompanied by full year earnings improvement for 2013. We anticipate EBIT margin will be similar to 2012.  Our ability to improve EBIT margin over last year will be a challenge due to weakness in some of our markets and a potentially less favorable environment for some of CCM’s key raw materials.

“Capital expenditures for the year are expected to be in the $120 million range, driven in part by CCM with two new polyiso plants coming on line and construction of our PVC plant. Our balance sheet continues to be strong and we are solidly positioned to pursue our long-term growth objectives.”

Segment Results for First Quarter 2013

Carlisle Construction Materials (CCM):  Net sales in the first quarter of 2013 of $339.6 million declined by 4.0%, primarily reflecting lower volume as a result of unfavorable weather conditions in the first quarter of 2013 compared to the prior period. EBIT margin of 10.5% in the first quarter of 2013 declined by 140 basis points primarily reflecting lower sales volume.  During the first quarter of 2013, selling price relative to raw material cost changes remained relatively level compared to the prior year.  Included in EBIT in the first quarter of 2012 were $3.1 million in expenses related to the acquisition of Hertalan in March 2012.

Carlisle Transportation Products (CTP):  Net sales in the first quarter of 2013 decreased 5.3% to $227.4 million as compared to the prior year primarily reflecting 15% lower sales to the outdoor power equipment market and 5% lower sales to the agriculture/construction market, partially offset by a 9% increase in sales of CTP’s high speed trailer products.  EBIT margin declined by 230 basis points to 6.4% in the first quarter of 2013 due to lower sales and lower production volumes as part of inventory reduction efforts.

Carlisle Brake & Friction (CBF): Net sales in the first quarter of 2013 declined 28% to $90.8 million versus the prior year.  Sales for CBF’s off-highway braking applications to the construction, mining and agriculture markets declined by 27%, 42%, and 5%, respectively.  CBF’s EBIT margin during the first quarter decreased 700 basis points to 12.1%, primarily due to lower sales volumes and lower overhead absorption, partially offset by cost reduction efforts.

Carlisle Interconnect Technologies (CIT): Net sales in the first quarter of 2013 increased 28% to $141.2 million on organic sales growth of 4.6% and acquisition growth of 23% versus the prior year.  Sales in CIT’s aerospace market were up 8%, partially offset by a 16% decline in the test and measurement market and a 7% decline in sales to the military and defense market.  The acquisition of Thermax and Raydex (collectively “Thermax”) contributed $25.5 million to net sales and $2.3 million to EBIT in the first quarter of 2013.  EBIT for Thermax in the first quarter of 2013 includes $1.1 million of acquisition costs related to the fair valuation of acquired inventory.  By comparison, CIT’s EBIT in the first quarter of 2012 included $1.5 million of costs related to its acquisition of Tri-Star. Overall EBIT margin for CIT declined 210 basis points to 13.0%, primarily due to lower selling price and unfavorable mix changes, partially offset by higher sales volume.

Carlisle FoodService Products (CFS): Net sales in the first quarter of 2013 declined 2.2% to $58.0 million compared to the prior year, primarily reflecting lower sales volume partially offset by selling price increases implemented at the beginning of 2013.  Restaurant traffic began to decline in February partially impacted by the payroll tax increase. EBIT margin declined during the first quarter of 2013 from 9.3% in the prior year to 8.8% primarily due to lower sales volume and carryover expenses related to the 2012 restructuring initiatives.

Corporate Expense

Corporate expense of $14.7 million for the first quarter of 2013 increased 14% versus the prior year primarily reflecting higher stock-based compensation expense from the immediate recognition of certain equity awards based upon vesting eligibility.

Income Tax Expense

The Company’s effective income tax rate of 10.5% during the first quarter 2013 includes a tax benefit of $13.0 million pursuant to a tax election made in a foreign jurisdiction that resulted in an increase in the tax basis of certain assets with a corresponding elimination of a deferred tax liability.  In addition, a tax benefit of $1.4 million was recognized as result of tax legislation passed in January 2013.

Cash Flow

Cash flow provided from operations of $38.0 million for the three months ended March 31, 2013 declined by $10.3 million on reduced earnings from operations. For both the first quarters of 2013 and 2012, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) was 22.3%.

Capital expenditures during the first quarter of 2013 increased by 22% to $26.8 million. The Company expects full year capital expenditures will be approximately $120 million.

As of March 31, 2013, the Company had $600 million of borrowing availability under its credit facility.

Conference Call and Webcast

The Company will discuss first quarter 2013 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website
(http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, outdoor power equipment, mining, construction, aerospace and defense electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges our customers face. Our nearly 12,000 employees worldwide, who generated $3.6 billion in net sales in 2012, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended March 31,
(in millions except share amounts)	2013	2012

Net Sales	$857.0	$889.3

Cost and expenses:
Cost of goods sold	669.4	678.1
Selling and administrative expenses	108.8	107.5
Research and development expenses	9.4	7.8
Other income, net	(0.7)	(0.3)

Earnings before interest and income taxes	70.1	96.2

Interest expense, net	8.3	6.5
Earnings before income taxes from continuing operations	61.8	89.7

Income tax expense	6.5	29.7
Income from continuing operations	55.3	60.0

Discontinued operations
Income from discontinued operations	(0.1)	—
Income tax expense	—	—
Income from discontinued operations	(0.1)	—
Net income	$55.2	$60.0

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$0.87	$0.96
Income from discontinued operations	—	—
Basic Earnings per share	$0.87	$0.96

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$0.85	$0.94
Income from discontinued operations	—	—
Diluted earnings per share	$0.85	$0.94

Average shares outstanding - in thousands
Basic	63,253	61,913
Diluted	64,719	63,229

Dividends declared and paid	$12.8	$11.2
Dividends declared and paid per share	$0.20	$0.18

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$55.0	$59.6
Net income	$54.9	$59.6

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase
	March 31,		(Decrease)
Dollars in millions, except percentages	2013	2012	Amount
Net Sales
Carlisle Construction Materials	$339.6	$353.9	$(14.3)	(4.0)%
Carlisle Transportation Products	227.4	240.0	(12.6)	(5.3)
Carlisle Brake & Friction	90.8	125.4	(34.6)	(27.6)
Carlisle Interconnect Technologies	141.2	110.7	30.5	27.6
Carlisle FoodService Products	58.0	59.3	(1.3)	(2.2)
Total	$857.0	$889.3	$(32.3)	(3.6)%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$35.8	$42.0	$(6.2)	(14.8)%
Carlisle Transportation Products	14.5	20.9	(6.4)	(30.6)
Carlisle Brake & Friction	11.0	24.0	(13.0)	(54.2)
Carlisle Interconnect Technologies	18.4	16.7	1.7	10.2
Carlisle FoodService Products	5.1	5.5	(0.4)	(7.3)
Corporate	(14.7)	(12.9)	(1.8)	(14.0)
Total	$70.1	$96.2	$(26.1)	(27.1)%

EBIT Margins
Carlisle Construction Materials	10.5%	11.9%
Carlisle Transportation Products	6.4	8.7
Carlisle Brake & Friction	12.1	19.1
Carlisle Interconnect Technologies	13.0	15.1
Carlisle FoodService Products	8.8	9.3
Total	8.2%	10.8%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in millions except share amounts)	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$116.0	$112.5
Receivables, less allowance of $6.9 in 2013 and $6.0 in 2012	515.0	482.7
Inventories	513.9	538.0
Deferred income taxes	42.9	43.1
Prepaid expenses and other current assets	27.3	29.0
Total current assets	1,215.1	1,205.3

Property, plant and equipment, net of accumulated depreciation	641.5	637.1

Other assets:
Goodwill, net	957.4	958.8
Other intangible assets, net	604.9	617.5
Other long-term assets	39.4	38.6
Total other assets	1,601.7	1,614.9

TOTAL ASSETS	$3,458.3	$3,457.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$0.8	$—
Accounts payable	263.6	259.7
Accrued expenses	152.2	193.3
Deferred revenue	16.8	17.6
Total current liabilities	433.4	470.6

Long-term liabilities:
Long-term debt	752.5	752.5
Deferred revenue	136.6	135.4
Other long-term liabilities	300.9	310.7
Total long-term liabilities	1,190.0	1,198.6

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 63,344,826 outstanding in 2013 and 63,127,299 outstanding in 2012	78.7	78.7
Additional paid-in capital	179.9	171.4
Deferred compensation equity	3.3	0.6
Cost of shares in treasury - 15,072,192 shares in 2013 and 15,249,714 shares in 2012	(213.2)	(215.4)
Accumulated other comprehensive loss	(44.5)	(35.5)
Retained earnings	1,830.7	1,788.3
Total shareholders’ equity	1,834.9	1,788.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,458.3	$3,457.3

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2013	2012

Operating activities
Net income	$55.2	$60.0
Reconciliation of net income to cash flows from operating activities:
Depreciation	20.2	18.3
Amortization	9.5	8.6
Non-cash compensation, net of tax benefit	6.4	3.0
(Gain) loss on sale of property and equipment, net	0.6	0.5
Deferred taxes	(13.2)	(3.6)
Foreign exchange (gain) loss	(0.4)	(0.6)
Changes in assets and liabilities, excluding effects of acquisitions and divestitiures:
Receivables	(34.8)	(95.6)
Inventories	22.2	7.8
Prepaid expenses and other assets	3.6	15.1
Accounts payable	4.9	39.1
Accrued expenses and deferred revenues	(40.9)	(8.2)
Long-term liabilities	4.0	4.4
Other operating activities	0.7	(0.5)
Net cash provided by operating activities	38.0	48.3

Investing activities
Capital expenditures	(26.8)	(22.0)
Acquisitions, net of cash	—	(49.6)
Proceeds from sale of property and equipment	0.3	—
Proceeds from sale of businesses	—	22.1
Net cash used in investing activities	(26.5)	(49.5)

Financing activities
Net change in short-term borrowings and revolving credit lines	0.6	2.5
Dividends	(12.8)	(11.2)
Stock options and treasury shares, net	4.7	2.8
Net cash used in financing activities	(7.5)	(5.9)

Effect of exchange rate changes on cash	(0.5)	1.3
Change in cash and cash equivalents	3.5	(5.8)
Cash and cash equivalents
Beginning of period	112.5	74.7
End of period	$116.0	$68.9